Crystal River Capital, Inc.
Three World Financial Center

200 Vesey Street, 10th Floor

New York, NY 100281

May 27, 2010

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Crystal River Capital, Inc. Schedule 14A (File No. 001-32958) filed on April 1, 2010 Schedule 13E-3 (File No. 005-82423) filed on April 2, 2010

Ladies and Gentlemen:

In connection with the above-referenced filings, Crystal River Capital, Inc. (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

• the filing person is responsible for the adequacy and accuracy of its disclosure in the filings;

• staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

• the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Keith Pisani of Paul, Hastings, Janofsky & Walker LLP at (212) 318-6053.

Sincerely,

/s/ Rodman L. Drake
Rodman L. Drake
President and Chief Executive Officer
Crystal River Capital, Inc.

cc: Keith D. Pisani, Esq.

Brookfield Asset Management Inc.
Suite 300, Brookfield Place

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

May 27, 2010

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Crystal River Capital, Inc. Schedule 14A (File No. 001-32958) filed on April 1, 2010 Schedule 13E-3 (File No. 005-82423) filed on April 2, 2010

Ladies and Gentlemen:

In connection with the above-referenced filings, Brookfield Asset Management Inc. (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

• the filing person is responsible for the adequacy and accuracy of its disclosure in the filings;

• staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

• the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Scott M. Freeman of Sidley Austin LLP at (212) 839-5300.

Sincerely,

/s/ Joseph Freedman
Joseph Freedman
Senior Managing Partner

cc: Scott M. Freeman, Esq.

B Acquisition Sub Inc.
Suite 300, Brookfield Place

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

May 27, 2010

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Crystal River Capital, Inc. Schedule 14A (File No. 001-32958) filed on April 1, 2010 Schedule 13E-3 (File No. 005-82423) filed on April 2, 2010

Ladies and Gentlemen:

In connection with the above-referenced filings, B Acquisition Sub Inc. (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

• the filing person is responsible for the adequacy and accuracy of its disclosure in the filings;

• staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

• the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Scott M. Freeman of Sidley Austin LLP at (212) 839-5300.

Sincerely,

/s/ Jay Sheth
Jay Sheth
Vice President

cc: Scott M. Freeman

Partners Limited
Suite 300, Brookfield Place

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

May 27, 2010

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Crystal River Capital, Inc. Schedule 14A (File No. 001-32958) filed on April 1, 2010 Schedule 13E-3 (File No. 005-82423) filed on April 2, 2010

Ladies and Gentlemen:

In connection with the above-referenced filings, Partners Limited (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

• the filing person is responsible for the adequacy and accuracy of its disclosure in the filings;

• staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

• the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Scott M. Freeman of Sidley Austin LLP at (212) 839-5300.

Sincerely,

/s/ Loretta Corso
Loretta Corso
Secretary

cc: Scott M. Freeman, Esq.